Exhibit 3.3

NORTHSTAR/RXR NEW YORK METRO REAL ESTATE, INC.
ARTICLES SUPPLEMENTARY

NorthStar/RXR New York Metro Real Estate, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 5.2.2 of Article V of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions, reclassified 40,000,000 authorized but unissued Class T Common Shares, $0.01 par value per share, of the Corporation (the “Class T Common Shares”) as Class I Common Shares, $0.01 par value per share, of the Corporation (the “Class I Common Shares”), with the following preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption, which, upon any restatement of the Charter, shall become part of Section 5.2 of Article V of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof. The total numbers of Class T Common Shares and Class I Common Shares which the Corporation has authority to issue after giving effect to these Articles Supplementary are 240,000,000 and 40,000,000, respectively. There has been no increase in the authorized shares of stock of the Corporation effected by these Articles Supplementary. Unless otherwise defined below, capitalized terms used below have the meanings given to them in the Charter.

Class I Common Shares

(1)    Definitions. As used herein, the following terms shall have the following meanings unless the context otherwise requires:

(a)    Net Asset Value Per Class I Common Share. The term “Net Asset Value Per Class I Common Share” shall mean the net asset value of the Corporation allocable to the Class I Common Shares, determined as described in the Prospectus, divided by the number of outstanding Class I Common Shares.

(2)    Treatment as Class A Common Shares. Except as set forth in Sections 3 and 4 below, the Class I Common Shares shall have identical preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as the Class A Common Shares and all provisions of the Charter applicable to the Class A Common Shares, including, without limitation, the provisions of Articles V and VI, shall apply to the Class I Common Shares.

(3)    Distributions. The per share amount of any Distributions on the Class I Common Shares in relation to the per share amount of any Distributions on the Class A Common Shares or Class T Common Shares shall be determined as described in the most recent Prospectus for an Offering of Class I Common Shares, as such Prospectus may be amended or supplemented from time to time.

(4)    Rights Upon Liquidation. The holder of each Class I Common Share shall be entitled to be paid, out of the assets of the Corporation that are legally available for distribution to the Stockholders, a liquidation payment equal to the Net Asset Value Per Class I Common Share.

SECOND: The Class I Common Shares have been reclassified by the Board of Directors under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Executive Vice President, General Counsel and Secretary on this 19th day of October, 2016.

ATTEST:		NORTHSTAR/RXR NEW YORK METRO
REAL ESTATE, INC.

/s/ Ronald J. Lieberman		By:	/s/ Daniel R. Gilbert		(SEAL)
Name:	Ronald J. Lieberman		Name:	Daniel R. Gilbert
Title:	Executive Vice President,		Title:	Chief Executive Officer and President
General Counsel and Secretary